Filed Pursuant to Rule 424(b)(3)
Registration No. 333-237942

Prospectus Supplement No. 2 to Prospectus dated November 5, 2020

AERKOMM INC.

UP TO A MAXIMUM OF 1,951,219 SHARES OF COMMON STOCK

This Prospectus Supplement No. 2 (“Prospectus Supplement No. 2”) relates to the Prospectus of Aerkomm Inc., dated November 5, 2020 (the “Prospectus”), relating to the offering (the “Offering”) up to 1,951,219 shares of our common stock on a best efforts basis as described in the Prospectus. The underwriter is not required to sell any specific number of shares offered by this Prospectus and is under no obligation to purchase any shares for its own account. The price to the public in this offering is €20.50 per share. Invest Securities SA is the sole underwriter for this Offering.  This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus, and may not be delivered without the Prospectus.

This Prospectus Supplement No. 2 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on November 13, 2020.

Our common stock is listed on the OTC Markets Group Inc. OTCQX Best Market under the symbol “AKOM.” On October 15, 2020, the last reported sale price of our common stock on the OTCQX was $12.00. Since July 23, 2019, our common stock has also been listed on the Professional Segment of the regulated market of Euronext Paris under the symbol “AKOM.” On October 15, 2020, the last reported sale price of our common stock on the Euronext Paris was €10.80.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 10 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is November 13, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2020 (November 6, 2020)

AERKOMM INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55925	46-3424568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

923 Incline Way #39, Incline Village, NV 89451
(Address of principal executive offices)

(877) 742-3094
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 8.01. Other Events.

Beijing Yatai Communication Co., Ltd. (China)

On November 6, 2020, Aerkomm Inc. (the “Company”) completed the transfer of ownership of Beijing Yatai Communication Co., Ltd. (China) (“Beijing Yitai”) to Aerkomm Taiwan Inc. (“Aerkomm Taiwan”), a wholly owned subsidiary of the Company. Formerly, Beijing Yatai was a wholly owned subsidiary of Aircom Telecom LLC (Taiwan), a wholly owned subsidiary of Aircom Pacific, Inc. which, in turn, is a wholly owned subsidiary of the Company.

A copy of the Company’s organizational chart reflecting this change in corporate structure is filed herewith as Exhibit 99.1.

Taiwan Land Acquisition

On May 1, 2018, the Company and Aerkomm Taiwan entered into a binding memorandum of understanding with Tsai Ming-Yin (the “Seller”) with respect to the acquisition by Aerkomm Taiwan of a parcel of land located in Taiwan (the “Taiwan Land Parcel”). The Taiwan Land Parcel is expected to be used to build a satellite ground station and data center. On July 10, 2018, the Company, Aerkomm Taiwan and the Seller entered into a definitive real estate sales contract regarding this acquisition. Pursuant to the terms of the contract, and subsequent amendments on July 30, 2018, September 4, 2018, November 2, 2018 and January 3, 2019, the Company had paid to the Seller in installments refundable prepayments of $33,850,000 as of December 31, 2018. On July 2, 2019, the Company paid the remaining purchase price balance of $624,462. Under the terms of the real estate sales contract for the Taiwan Land Parcel, these purchase price payments were no longer refundable as of September 30, 2020. On November 10, 2020, the Company entered into a further contract amendment (the “Amendment”) with the Seller to allow for a refund of the full purchase price of the Taiwan Land Parcel if licenses and approvals needed to transfer land title to Aerkomm Taiwan are not granted by July 31, 2020.

A copy of the Amendment is filed herewith in Chinese along with an English translation as Exhibits 99.2 and 99.3, respectively.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
99.1	Aerkomm Inc. Organizational Chart
99.2	Amendment No. 5 to Real Estate Sales Contract, dated November 10, 2020, among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Official Document)
99.3	Amendment No. 5 to Real Estate Sales Contract, dated November 10, 2020, among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Unofficial English Translation)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2020	AERKOMM INC.

/s/ Louis Giordimaina
Name: Louis Giordimaina
Title: Chief Executive Officer

 Exhibit 99.1

Aerkomm Inc.
(Nevada)
100%
100%
Aerkomm Taiwan Inc.
(Taiwan)
Aircom Pacific, Inc.
(California)
100%
Beijing Yatai Communication Co., Ltd.
(China)
100%
Aircom Pacific Inc. Limited
(Hong Kong)
100%
Aircom Telecom LLC
(Taiwan)
100%
Aircom Japan, Inc.
(Japan)
100%
Aircom Pacific Ltd.
(Seychelles)
100%
Aerkomm Pacific Ltd.
(Malta)

Exhibit 99.2

  Exhibit 99.3

Contract Amendment

(English Translation)

Seller: TSAI MING-YIN	(hereinafter referred to as Party A)
Trustee: Sunty Development Co., Ltd.	(hereinafter referred to as Party B)

Contracting Party:

Aerkomm Inc.	(hereinafter referred to as Party C)
Buyer: Aerkomm Taiwan Inc.	(hereinafter referred to as Party D)

Party A, Party B, Party C and Party D have entered into a real estate sales contract (“Sales Contract”) on July 10, 2018 (hereinafter referred to as “Sales Contract”) in respect of the land which is located at No. 89-49 Dashuiku Section, Xinyi District, Keelung City. The parties now hereby further amend the Sales Contract as follows:

I.	All parties agreed not to transfer the title until Party C and Party D obtained the approval for the construction of a data center and satellite uplink base station from the proper authority.

II.	However, if Party C and Party D have not obtained approval by July 31, 2021, Party A and Party B or Party C and Party D can notify the other parties in writing to terminate this contract according to the Clause IX of the original Sales Contract.

III.	This Agreement is executed in four copies, one of which shall be held by each party respectively, and this Agreement shall become effective from the date of the execution by the last party hereto.

Contracting parties:

Party A:	Seller: TSAI MING-YIN	/s/ Tsai Ming-Yin (Personal Seal)	(Signature or Seal)

Party B:	Trustee: Sunty Development Co., Ltd.	/s/ Sunty Development Co., Ltd. (Corporate Seal)
	Legal Representative: TIAN, CHI-HSIANG	/s/ Tian, Chi-Hsiang (personal Seal)
Uniform Number: 70777671

Party C:	Aerkomm Inc.
	Legal Representative: LOUIS GIORDIMAINA	/s/ Louis Giordimaina

Party D:	Buyer:	Aerkomm Taiwan Inc.	/s/ Aerkomm Taiwan Inc. (Corporate Seal)
		Legal Representative: HSU, CHIH-MING	/s/ Hsu, Chih-ming (Personal Seal)

The 10th day of November, 2020

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AERKOMM INC.
Registrant

Date: November 13, 2020	By:	/s/ Louis Giordimaina
Louis Giordimaina
Chief Executive Officer